Exhibit 99.1

ENER1 REPORTS FOURTH QUARTER AND YEAR-END 2009 RESULTS

Q4 2009 revenue $11.0 million, Year-end 2009 revenue $34.8 million

New York, NY (March 11, 2010) – ENER1, Inc. (NASDAQ: HEV), today announced financial results for its fourth quarter and year-ended December 31, 2009. Net sales were $34.8 million. Net sales for the 2009 fourth quarter were $11.0 million compared to net sales of $8.1 million in the third quarter of 2009. Net loss was $51.5 million in 2009 compared to $51.2 million in 2008. Basic net loss per share was $.44 in 2009 compared to $.51 in 2008. Diluted net loss per share was $.45 in 2009. Weighted average basic shares outstanding were 116.7 million in 2009 compared to 103.4 million in the prior year.

Highlights for 2009 include:

•	Reorganized and repositioned EV manufacturer THINK for full-scale production, took 31% equity stake and executed an exclusive supply agreement

•	Announced additional relationships with Volvo Cars, Japan Post, Nissan, Mazda, U.S. Army, HEPCO EV bus and Portland General Electric

•	Announced three smart grid demonstration projects with strategic partner ITOCHU Corporation

•	Completion of $118.5 million grant from the U.S. Department of Energy

•	Announcement of $69.9 million incentive package from the State of Indiana

More recent news:

•	New award of U.S. aerospace contract in 2010 for unmanned aerial vehicles (UAVs)

•	Co-hosted U.S. technical seminar with Volvo for the unveiling of the electric version of the C30, the best-selling vehicle platform within Volvo Cars

•	Announcement of third facility in Indiana, U.S. facilities now expected to be capable of producing 3.12 gigawatt-hours by 2015

“With the DOE grant money now flowing, EnerDel is rapidly scaling its facilities to meet the production schedule for the THINK City vehicle, to begin anticipated shipments in the second quarter of 2010,” commented Charles Gassenheimer, Chairman and CEO.  “Orders for $63 million of new battery equipment are in place for the U.S. and $12 million for Korea, which we anticipate will provide us with a total production capacity of 15,000 packs or 390 megawatt-hours, by mid 2011.”

“Through Ener1’s partnership with THINK, we expect to produce the first commercially available electrical vehicle using prismatic cells, a distinct competitive advantage in creating brand awareness and establishing market share,” continued Mr. Gassenheimer. “Ener1 expects to be producing 900 packs or 23.4 megawatt-hours per month for THINK by the end of 2010, a run-rate at which EnerDel is EBITDA break-even, a considerable milestone and well ahead of any of our peers.”

“EnerDel experienced a five-fold increase in the level of customer inquiry in 2009, largely precipitated by the award of a $118.5 million grant from the U.S. Department of Energy. We have continued to attract top talent from the automotive industry, and expect to increase our headcount at EnerDel by over 30% in the first quarter of 2010. As we embark on this new period of growth, I would like to pay special tribute to one of the company’s co-founders, Dr. Peter Novak, who after a 12 year tenure at the company is transitioning out of the role of President and Chief Technology Officer of Ener1 to serve the company in a more advisory capacity as its Senior Technical Advisor. I believe Peter will take his place amongst the academics who have given life to a new industry.”

“Over the next three years, Ener1 anticipates that the majority of its revenues will stem from Europe and Asia, and is committed to building a world-class manufacturing and export base from the United States. We expect a third of revenues in 2012 to come from two auto manufacturers in Europe and Asia, to be announced in 2010. We recognize that scale will be a key factor in accessing new market opportunities and competing effectively on cost, and will continue to evaluate ways to achieve that in the coming year.”

Management will host a conference call this evening at 5:00 p.m. Eastern Standard Time to discuss the fourth quarter results, the company’s financial position and company announcements. To participate in the audio call, please dial +888.679.8033 from within the United States, or +617.213.4846 from outside the United States. The participant pass code is 43474561.

About Ener1, Inc.

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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ENER1, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

		December 31,
		2009	2008
ASSETS
Current Assets
	Cash and cash equivalents	$14,314	$11,229
Restricted cash		3,668	2,976
	Accounts receivable, net	6,350	7,006
Inventories, net		10,415	10,202
	Prepaid expense and other	2,020	1,199

	Total current assets	36,767	32,612
Property and equipment, net		52,903	39,513
Deferred financing costs, net		268	5,088
Intangible assets, net		13,230	15,246
Investment in unconsolidated entity		19,177	-
Goodwill		51,019	48,674
Other		1,043	598

	Total assets	$174,407	$141,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
	Accounts payable and accrued expenses	$14,268	$16,322
Income taxes payable		329	318
	Convertible line of credit, related party	10,516	-
Short-term borrowings		13,001	9,414
	Capital lease obligations, current portion	2,372	2,003

	Total current liabilities	40,486	28,057
Other long-term payables		1,281	1,093
Deferred income tax liabilities		402	397
Derivative liabilities		6,871	-
Long-term borrowings		4,282	795
Capital lease obligations, less current portion		2,701	4,580
Convertible bonds		385	396

	Total liabilities	56,408	35,318
Commitments and contingencies
Stockholders’ equity
Common stock		1,245	1,132
Paid in capital		451,592	397,080
	Accumulated other comprehensive income	4,860	1,510
Accumulated deficit		(341,505)	(296,826)

	Total Ener1, Inc. stockholders’ equity	116,192	102,896
Noncontrolling interest		1,807	3,517

	Total stockholders’ equity	117,999	106,413

	Total liabilities and stockholders’ equity	$174,407	$141,731

ENER1, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Year Ended December 31,
	2009	2008	2007
Net sales	$34,800	$6,848	$280
Cost of sales	30,732	4,661	—

Gross profit	4,068	2,187	280
Operating expenses:
General and administrative	17,653	11,578	8,265
Research and development, net	30,770	22,902	11,948
Warrant modification expense	—	—	583
Depreciation and amortization	5,081	1,612	530

Total operating expenses	53,504	36,092	21,326

Loss from operations	(49,436)	(33,905)	(21,046)
Other income (expense):
Interest expense	(5,810)	(21,778)	(30,216)
Interest income	150	480	121
Other	294	189	(14)
Gain (loss) on derivative liabilities	3,527	3,936	(11,537)
Loss on foreign currency transactions	(211)	(259)	-

Total other income (expense)	(2,050)	(17,432)	(41,646)
Loss before income taxes	(51,486)	(51,337)	(62,692)
Income tax expense (benefit)	19	(184)	-

Net loss	(51,505)	(51,153)	(62,692)
Net income (loss) attributable to noncontrolling interest	(501)	1,307	1,246

Net loss attributable to Ener1, Inc.	(51,004)	(52,460)	(63,938)
Preferred dividends	—	—	(10,227)

Net loss attributable to common shareholders	$(51,004)	$(52,460)	$(74,165)

Net loss per share attributable to Ener1, Inc.:
Basic	$(0.44)	$(0.51)	$(1.02)

Diluted	$(0.45)	$(0.51)	$(1.02)

Weighted average shares outstanding for Ener1, Inc.:
Basic	116,655	103,382	72,922

Diluted	116,711	103,382	72,922

The above financial statements should be read in conjunction with the audited financial statements filed with our annual report on form 10-K.